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                                                                     EXHIBIT 3.1


                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                        NEW PAMECO GEORGIA CORPORATION


          NEW PAMECO GEORGIA CORPORATION, a corporation organized and existing under the laws of the State of Georgia (the "Corporation"), hereby certifies as follows:

          1. These Amended and Restated Articles of Incorporation amend and restate the Corporation's original Articles of Incorporation filed with the Secretary of State on March 24, 1997, and the amendments contained herein require shareholder approval.

          2. Each of the amendments contained in these Amended and Restated Articles of Incorporation was unanimously approved on April 23, 1997, by the Corporation's Board of Directors and shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code (the "Code").

          3. These Amended and Restated Articles of Incorporation shall become effective upon the execution of that certain Underwriting Agreement among the Corporation, certain shareholders of the Corporation's parent company, Donaldson, Lufkin & Jenrette Securities Corporation, The Robinson-Humphrey Company, Inc., and Schroder Wertheim & Co. Incorporated, proposed to be entered into in connection with the Corporation's initial public offering of its securities; provided, that if such Agreement has not been executed by the close of business on July 31, 1997, then these Amended and Restated Articles of Incorporation shall terminate and be of no further force nor effect.

          4. The text of the Articles of Incorporation is hereby amended and restated to read as hereinafter set forth in full:


                                       I

          The name of the Corporation is New Pameco Georgia Corporation.

                                       II

          The street address and county of the Corporation's registered office shall be 1000 Center Place, Norcross, Gwinnett County, Georgia 30093. The registered agent of the Corporation at that office shall be Mary McCulley.
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                                      III

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Code.

                                       IV

          The mailing address of the Corporation's initial principal office is 1000 Center Place, Norcross, Georgia 30092.


                                       V

          5.1  CAPITALIZATION.

          (A) The Corporation shall have authority to issue 60,000,000 shares of common stock, of which 40,000,000 shares shall be Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and 20,000,000 shares shall be Class B Common Stock, par value $0.01 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Except as otherwise provided herein, all shares of Common Stock shall be identical, and shall entitle the holders thereof to the same rights and preferences, all dividends declared and all assets of the Corporation upon dissolution, subject to the rights and preferences, if any, of the holders of the Preferred Stock to such dividends and assets upon dissolution pursuant to applicable law and the resolution or resolutions of the Board of Directors providing for the issue of one or more series of Preferred Stock.

          (B) The Board of Directors is hereby expressly authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series. The number of shares within any such series shall be designated by the Board of Directors in one or more resolutions, and the shares of each series so designated shall have such preferences with respect to the Common Stock and other series of Preferred Stock, and such other rights, qualifications, restrictions or limitations with respect to voting, dividends, conversion, exchange, redemption and any other matters, as may be set forth in one or more resolutions adopted by the Board of Directors. If and to the extent required by law, Articles of Amendment setting forth any such designations, preferences, rights, qualifications, restrictions or limitations shall be filed with the Georgia Secretary of State prior to the issuance of any shares of such series. The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limiting the generality of the foregoing, determination of the following matters which may vary between series:


        (i) the distinctive designation of that series and the number of shares constituting that series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares of such series then outstanding) from time to time;

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        (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

        (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

        (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

        (v) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

        (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

        (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

        (viii) any other relative preferences, rights, restrictions or limitations of that series, including but not limited to any obligations of the Corporation to repurchase shares of that series upon specified events.

     5.2  VOTING RIGHTS.

     (A) Except as otherwise provided in SECTIONS 5.2 and 10.2 or as otherwise required by law, the holders of Class A Common Stock shall be entitled to one vote per share on all matters permitted or required to be voted on by the Corporation's shareholders and the holders of Class B Common Stock shall be entitled to ten votes per share on all matters permitted or required to be voted on by the Corporation's shareholders. Except as specified in SECTION 5.2(B) or as otherwise required by law, the Class A Common Stock and the Class B Common Stock (i) shall vote as a single class on all matters presented for a vote of the shareholders of the Corporation and (ii) shall not have cumulative voting rights (whether voting as separate voting groups or as a single voting group). The holders of the Preferred Stock shall have voting rights only to the extent, if any, provided by the Board of Directors pursuant to SECTION 5.1(B) or as otherwise required by law.

     (B) (i) The holders of the shares of Class A Common Stock acting as a separate voting group are entitled to elect, with each share having one vote, two members of the Corporation's Board of Directors. The holders of the shares of the Class B Common Stock acting

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as a separate voting group, with each holder entitled to one vote per share, are entitled to elect the remaining members of the Corporation's Board of Directors.

        (ii) At any shareholders meeting, with respect to which notice of such purpose has been given, the shareholders may remove any director from office, with or without cause, by a majority vote of the shares entitled to vote for the election of directors; provided, however, that directors elected by a particular voting group may be removed, with or without cause, only by a majority vote of the shareholders in that voting group.

     (C) The holders of the shares of Class A Common Stock and Class B Common Stock shall vote as a single voting group on, and the holders of Class A Common Stock and the holders of Class B Common Stock shall each be entitled to one vote per share with respect to, any Going Private Transaction (as defined below).
For purposes of these Amended and Restated Articles of Incorporation, a Going Private Transaction means any transaction between the Corporation and (i) any holder of record of Class B Common Stock immediately following the consummation of the Corporation's sale of Class A Common Stock to the Underwriters (the "Initial Public Offering") in the manner described in the Form S-1 Registration Statement (No. 333-24043) filed by the Corporation with the Securities and Exchange Commission (collectively, the "Principal Shareholders", and individually, a "Principal Shareholder"), (ii) any Affiliate of any Principal Shareholder (as such term is defined below), or (iii) any group including as a member a Principal Shareholder or any Affiliate of a Principal Shareholder, that is a "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3(a)(3), 17 C.F.R. (S) 240.13e-3, as amended, provided that the term "affiliate" as used in Rule 13e-3(a)(3)(i) shall be deemed to include an "Affiliate of a Principal Shareholder," as such term is defined below. For purposes hereof, the term "Affiliate of a Principal Shareholder" shall mean (i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under common control with a Principal Shareholder, (ii) any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which any Principal Shareholder is a partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of voting securities, (iii) any trust or other estate in which a Principal Shareholder has a substantial beneficial interest or (iv) any individual or entity that directly or indirectly owns any equity interest in a Principal Shareholder.

     (D) In the event that all issued and outstanding shares of the Class B Common Stock shall be converted into shares of the Class A Common Stock in accordance with the provisions of SECTION 5.3 of these Amended and Restated Articles of Incorporation or otherwise cease to be outstanding (the effective date of the conversion, retirement or other event resulting in the last share of Class B Common Stock ceasing to be outstanding shall be referred to herein as the "Final Class B Date"), such that there shall not be any issued and outstanding shares of the Class B Common Stock, then with respect to each matter submitted to a vote of the Corporation's shareholders after the Final Class B Date (including, without limitation, the election of any directors) the holders of the Class A Common Stock voting as a class shall be entitled to determine such matter, with each issued and outstanding share of Class A Common Stock entitled to one vote.

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     5.3  CONVERSION.

     (A) The Class A Common Stock shall not be convertible into shares of Class B Common Stock or any other securities of the Corporation.

     (B) Each share of Class B Common Stock shall be convertible, at the option of its holder, into one (1) fully paid and non-assessable share of Class A Common Stock.

     (C) Each share of Class B Common Stock shall convert automatically and without further action into one (1) fully paid and non-assessable share of Class A Common Stock (i) upon the transfer of such share, whether by sale, assignment, gift, bequest, appointment, operation of law or otherwise, except in the case of a transfer of Class B Common Stock to an Affiliate of any Principal Shareholder, or (ii) from and after the first date on which the issued and outstanding shares of Class B Common Stock constitute less than ten percent (10%) of the aggregate number of issued and outstanding shares of Class A Common Stock and Class B Common Stock. Upon any transfer by a Principal Shareholder of shares of Class B Common Stock to an Affiliate of such Principal Shareholder, such transferee shall notify the Corporation and provide the Corporation with such information as the Corporation may reasonably request to enable it to determine whether the transferee is an Affiliate of a Principal Shareholder. In the event of any dispute as to the status of the transferee, a majority of the entire Board of Directors shall, in good faith, decide such status and such decision shall be final.

     (D) The conversion rights, if any, of shares of the Preferred Stock shall be as provided by the Board of Directors pursuant to SECTION 5.1(B).

     (E) The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion, such number of shares of Class A Common Stock (or other securities) as may be issuable upon the conversion of all outstanding shares of Class B Common Stock and Preferred Stock, if applicable.


     5.4  CONVERSION PROCEDURE.

     (A) (i) Each voluntary conversion of shares of Class B Common Stock or Preferred Stock, if applicable, into shares of Class A Common Stock pursuant to
SECTION 5.3(B), shall be effected by the surrender of the certificate or certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, at the principal office of the Corporation or, at the Corporation's election, at the office of the Corporation's designated transfer agent at any time during normal business hours, together with a written notice by the holder thereof stating that such holder desires to convert such shares, or a stated number of shares, represented by such certificate or certificates into Class A Common Stock.

        (ii) Such conversion shall be deemed to have been effected on the date on which such certificate or certificates have been surrendered and such notice has been received,

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and at such time the rights of the holder of the converted Class B Common Stock or Preferred Stock, if applicable, as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby. Promptly after such surrender and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions (a) the certificate or certificates for the Class A Common Stock issuable upon such conversion and (b) a certificate representing any Class B Common Stock or Preferred Stock, if applicable, which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion, but which was not converted.

     (B) (i) Promptly upon the occurrence of an event causing the automatic conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to SECTION 5.3(C), the holder of such shares shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation, or of any transfer agent for the Class A Common Stock, and shall give written notice to the Corporation, at such office: (a) stating that the shares are being converted pursuant to SECTION 5.3(C), (b) specifying the event giving rise to such conversion, (c) identifying the number of shares of Class B Common Stock being converted, and (d) setting out the name or names (with addresses) and denominations in which the certificate or certificates for shares of Class A Common Stock shall be issued and shall include instructions for delivery thereof. Delivery of such notice together with the certificates representing the shares of Class B Common Stock shall obligate the Corporation to issue such shares of Class A Common Stock, subject to SECTION 5.3(C). Thereupon, the Corporation or its transfer agent shall promptly issue and deliver at such stated address to such holder or to the transferee of such shares of Class B Common Stock a certificate or certificates for the number of shares of Class A Common Stock to which such holder or transferee is entitled, registered in the name of such holder, the designee of such holder or transferee as specified in such notice.

        (ii) To the extent permitted by law, conversion pursuant to an event giving rise to automatic conversion of shares of Class B Common Stock pursuant to SECTION 5.3(C) shall be deemed to have been effected as of the date on which such event occurred (such time being referred to herein as the "Conversion Time"). The Person (as defined below) entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at and as of the Conversion Time, and the right of such Person as the holder of shares of Class B Common Stock shall cease and terminate as of the Conversion Time, in each case without regard to any failure by the holder to deliver the certificates or the notice required by SECTION 5.4(B)(I). For purposes of these Amended and Restated Articles of Incorporation, the term "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated association or government or any agency or political subdivision thereof.

     (C) The issuance of certificates for shares of Class A Common Stock upon voluntary or automatic conversion pursuant to SECTION 5.3 shall be made without charge to the holders of

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such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common Stock.

     (D) The Corporation shall not close its books against the transfer of Class B Common Stock or Preferred Stock, if applicable, or of Class A Common Stock issued or issuable upon conversion of Class B Common Stock in any manner which would interfere with the timely conversion thereof.

     5.5  DIVIDENDS; DISTRIBUTIONS.

     (A) Holders of the Common Stock shall be entitled to share ratably as a single class (i.e., an equal amount of cash or property for each share of Common Stock) in all dividends and other distributions of cash, property or shares of capital stock of the Corporation (other than stock dividends of Common Stock), other securities of the Corporation or any other Person or any other right or property as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

     (B) Dividends or other distributions payable in capital stock of the Corporation, including distributions pursuant to stock splits or divisions of capital stock of the Corporation, may be paid in shares of Common Stock, but shares of Class A Common Stock may be paid only to holders of Class A Common Stock, and shares of Class B Common Stock may be paid only to holders of Class B Common Stock, and the same number of such shares shall be paid in respect of each outstanding share of Common Stock.

     (C) If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided, combined or reclassified so that the number of shares of each of the classes of Common Stock outstanding immediately following such subdivision, combination or reclassification shall bear the same relationship to the number of shares of such classes outstanding immediately prior to such combination, subdivision or reclassification.

     5.7 LIQUIDATION; DISSOLUTION. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, and the payment of any liquidation preference with respect to any other class of capital stock of the Corporation which has a liquidation preference over the Common Stock, the remaining assets and funds of the Corporation shall be divided among and paid ratably to the holders of Common Stock as a single class (i.e., an equal amount of assets for each share of Common Stock).

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                                       VI

     6.1 BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall consist of seven directors. The number of directors may be increased or decreased from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office, provided that a quorum is present; provided, further, that the number of directors shall not be less than five (5). In no case shall a decrease in the number of directors shorten the term of any incumbent director.

     6.2  NO SHAREHOLDER ACTION BY CONSENT.   After the Initial Public Offering,
(i) any action required or permitted to be taken by the holders of the Class A Common Stock as a separate voting group or by the holders of the Class A Common Stock and the Class B Common Stock acting as a single voting group must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders, and (ii) any action required or permitted to be taken by the holders of Class B Common Stock as a separate voting group at any meeting of the shareholders of the Corporation may be taken without a meeting, provided that such action or actions are taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action or actions at a meeting at which all holders of Class B Common Stock entitled to vote were present and voted. The action or actions must be evidenced by one or more written consents describing the action or actions taken, signed by holders entitled to take action or actions without a meeting and delivered to the Corporation for inclusion in the minutes or filing with the corporate records. No written consent signed pursuant to this SECTION 6.2 shall be valid unless (A) the consenting holders of Class B Common Stock have been furnished the same material that would have been required to be sent to shareholders in a notice of a meeting in which the proposed action or actions would have been submitted to the shareholders for action; or (B) the written consent contains an express waiver of the right to receive the material otherwise required to be furnished. If action is taken by less than all of the holders of Class B Common Stock entitled to vote on the action, all voting holders of Class B Common Stock on the record date who did not participate in taking the action shall be given written notice of the action, together with the material described in clause (A) above, not more than ten (10) days after the taking of action without a meeting.

                                      VII

     (A) No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-832 or any successor of the Code; or (iv) for any transaction from which the director received an improper personal benefit. If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the

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liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

     (B) Any repeal or modification of the foregoing provisions of this ARTICLE VII or the adoption of a provision inconsistent with this ARTICLE VII shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification, or adoption of an inconsistent provision.

                                      VIII

     In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the Corporation or the shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors the directors consider pertinent.

                                       IX

     The Corporation may, to the fullest extent permitted by the laws of the State of Georgia, as amended and in effect from time to time, indemnify its directors, officers, employees and agents and all other persons whom it may choose to indemnify.

                                       X

     10.1      RIGHT TO AMEND ARTICLES OF INCORPORATION.  Except as provided in
SECTION 10.2 below, the Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by the Code, and all rights conferred upon the shareholders herein are granted subject to this reservation; provided, however, that except as described below, these Articles of Incorporation may only be amended, altered, changed or repealed by a vote of at least 66 2/3% of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment; provided, further, that any increase in the number of authorized shares of common stock (without alteration of any other rights of the holders thereof) may be authorized and approved by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment.

     10.2 CLASS A AND CLASS B VOTING POWER. Neither the Articles of Incorporation nor the Bylaws of the Corporation shall hereafter be amended to change, modify or limit the voting provisions with respect to Class A Common Stock or Class B Common Stock in any manner that would adversely affect the voting rights of the holders of Class A Common Stock or Class B Common Stock set forth in SECTION 5.2 hereof, without the consent of a majority of the holders of the potentially affected class of Common Stock voting as a single voting group with each such

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share entitled to one vote; provided, however, that upon the occurrence of the
Final Class B Date, these provisions shall be deemed to be automatically eliminated.

     10.3 RIGHT TO AMEND BYLAWS. Except as otherwise provided in SECTION 10.2, the Bylaws of the Corporation may be adopted, amended or repealed by a majority vote of the entire Board of Directors of the Corporation or by the holders of at least 66 2/3% of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment.

     IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed as of this ____ day of ________________, 1997.


                             NEW PAMECO GEORGIA CORPORATION



                             By:_________________________________
                                 Name:___________________________
                                 Title:__________________________

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